Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2015, with respect to the consolidated financial statements included in the Annual Report of Standard Metals Processing, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the

Turner, Stone & Company L.L.P.
Dallas, Texas
March 31, 2015